                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           EQUITABLE RESOURCES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF EQUITABLE RESOURCES, INC.]



                   Notice of Annual Meeting of Shareholders
                            To Be Held May 23, 1996


        The Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Thursday, May 23, 1996, at 10 a.m., Eastern Daylight Time, at the Sheraton Grand Hotel, 4860 West Kennedy Boulevard, Tampa, Florida, for the following purposes:

        (1) To elect four directors, three to serve for a term of three years and one to serve for a term of two years.

        (2) To ratify the appointment of the firm of Ernst & Young LLP as independent auditors for the year 1996.

        (3) To consider and act upon the approval of the Equitable Resources, Inc. Employee Stock Purchase Plan, as more fully set forth in the accompanying proxy statement as Exhibit A.

        (4) To consider and vote on a shareholder proposal regarding the CERES Principles, if presented at the meeting.

        (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on April 1, 1996, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

        If you plan to attend the meeting, please complete and return the form which is enclosed with the proxy material. An admission card will be mailed to you prior to the meeting. Presentation of the admission card upon arrival will expedite registration.


                                          By Order of the Board of Directors


                                                /s/ Audrey C. Moeller

                                                  AUDREY C. MOELLER

                                        Vice President and Corporate Secretary



April 9, 1996


                YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND
                ----------------------------------------------
                  MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE
                  -------------------------------------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 23, 1996


        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Equitable Resources, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company on Thursday, May 23, 1996, and at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked at any time by written or oral notice to the Corporate Secretary prior to exercise of the proxy. The shares represented by the proxy will be voted in accordance with the specification made. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals presented to shareholders. This proxy statement and accompanying proxy will be mailed to holders of common stock on or about April 9, 1996.


                       VOTING SECURITIES AND RECORD DATE

        Shareholders of record at the close of business on April 1, 1996, are entitled to notice of and to vote at the Annual Meeting. As of that date, 35,101,630 shares of common stock were outstanding and entitled to be voted. Treasury shares are not included in the total. Record holders are entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting and have cumulative voting rights in the election of directors.

        If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of shares in the participant's dividend reinvestment account on the record date, as well as shares registered in the participant's name. Employees holding Company stock in the 401(k) Employee Savings Plan and/or the Employee Stock Purchase Plan will receive separate proxy cards and their votes will be cast by the Trustee or Administrator of said Plans, in accordance with the instructions on the returned proxy cards.

        Except as set forth below, the Company does not know of any holder who has or shares voting or investment power over more than five percent of the Company's common stock.

                                                                    Shares                   Percent of
                                                                  Beneficially              Common Stock
                          Name and Address                           Owned                  Outstanding
                          ----------------                        ------------              ------------
         State Farm Mutual Automobile Insurance Company/1/          2,132,450                   6.09%
         One State Farm Plaza
         Bloomington, IL  61710


        No nominee, director or officer beneficially owned more than .63% of the outstanding shares of the Company's common stock and all nominees, directors and officers as a group beneficially owned approximately 1.3% of such shares.
In computing the percentage ownership for each individual and all nominees, directors and officers as a group, the shares subject to acquisition within 60 days by the particular individual and group are deemed outstanding.

- --------------------------
/1/ This information is based on a Schedule 13G for the year ended December 31, 1995, filed with the Securities and Exchange Commission, reporting that State Farm Mutual Automobile Insurance Company and its related entities has sole voting and dispositive power over 2,132,450 shares.

                                  ITEM NO. 1
                             ELECTION OF DIRECTORS


        At the Annual Meeting, four nominees will stand for election. The terms of Merle E. Gilliand, David S. Shapira and Barbara Boyle Sullivan as Directors expire at the Annual Meeting. Merle E. Gilliand is not eligible to stand for reelection as he has reached the mandatory retirement age in accordance with the Company's By-Laws. Barbara B. Sullivan has chosen not to stand for reelection and hence is not a nominee. David S. Shapira, together with new nominees James
E. Rohr and Dr. Phyllis A. Savill, were nominated by the Board of Directors to stand for election as Directors of the Company with terms expiring at the Annual Shareholders' Meeting in 1999. Mr. Rohr and Dr. Savill will fill the vacancies in Class I created by the retirements of Mr. Gilliand and Mrs. Sullivan. Dr. Paul Christiano, a new nominee, was nominated by the Board of Directors to stand for election as a Class III Director with a term to expire at the Annual Shareholders' Meeting in 1998 to fill a vacancy in that Class.

        To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws which require that notice be received by the Corporate Secretary at least 60 days, but not more than 90 days, prior to the date of the Annual Meeting containing certain information regarding the person or persons to be nominated and the shareholder giving such notice.

        Record holders of common stock have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each record shareholder to as many votes as shall equal the number of whole shares held by such shareholder multiplied by the number of directors to be elected, and each such shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such shareholder sees fit. The nominees receiving the highest number of votes are elected.

        Unless authority to do so is withheld, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named. Unless otherwise indicated on the proxy by the shareholder, the votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees. The effect of cumulation and voting in accordance with this discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate the votes of shareholders who have not withheld authority to vote in any manner they determine among the nominees. If any of the nominees becomes unavailable for election for any reason, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of directors.

        The information set forth below is given as of April 1, 1996. Each nominee for election at this meeting and each director continuing in office has had the same principal occupation during the past five years unless otherwise indicated. Each individual has sole voting power and sole investment power with respect to the shares shown, except as indicated in the footnotes below.

    CLASS I NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 1999

PHOTO OF     JAMES E. ROHR               Age 47    New Nominee

             President of PNC Bank Corp. from January 1992; President and Chief Executive Officer of PNC Bank, N.A. since April 1988. Also a director of Allegheny Ludlum Corporation, PNC Bank Corp. and Student Loan Marketing Association.

             Shares Owned:  None



PHOTO OF     PHYLLIS A. SAVILL, Ed. D    Age 49    New Nominee

             Senior Vice President - Health Care Services, Intracoastal Health Systems, Inc. (integrated health care delivery system) since April 1995; Vice President - Human Resources, Inova Health System, October 1992 to March 1995; Vice President - Administration, Bay State Health Care, September 1988 through September 1992.

             Shares Owned:  None




PHOTO OF     DAVID S. SHAPIRA                Age 54   Director since May 1987

             Chairman and Chief Executive Officer of Giant Eagle, Inc. (retail grocery store chain) since February 1994; Chief Executive Officer of Giant Eagle, April 1992 to February 1994; President and Chief Executive Officer of Giant Eagle, Inc., 1980 to April 1992; Chairman of the Board of Phar-Mor, Inc. (retail chain of general merchandise and variety stores), February 1993 to September 11, 1995; Chief Executive Officer of Phar-Mor, Inc., March 1984 to February 1993. Also a director of Action Industries, Inc. and Mellon Bank Corporation.

             Chairman of the Pension Trust Investment Committee and a member of the Corporate Governance and Executive Committees.

             Shares owned:  1,575 (b)


    CLASS III NOMINEE FOR ELECTION AS A DIRECTOR WITH TERM EXPIRING IN 1998

PHOTO OF     PAUL CHRISTIANO, Ph. D.     Age 53    New Nominee

             Provost of Carnegie Mellon University (private co-educational research university) since July 1991; Dean of Engineering, Carnegie Mellon University, January 1989 through June 1991.

             Shares Owned:  None

                CLASS II DIRECTORS WITH TERMS EXPIRING IN 1997

PHOTO OF     E. LAWRENCE KEYES, JR.      Age 66    Director since May 1988

             President of Fortune Group Consulting, Inc. (management consulting firm) since November 1992; Partner, The Fortune Group since January 1987. Also a director of Laclede Steel Company.

             Chairman of the Compensation Committee and a member of the Executive and Finance Committees.

             Shares owned:  1,200


PHOTO OF     THOMAS A. McCONOMY          Age 62    Director since May 1991

             Chairman of the Board and retired President and Chief Executive Officer of Calgon Carbon Corporation (manufactures and markets activated carbon and related products and services); President and Chief Executive Officer of Calgon Carbon Corporation through June 1994.

             Chairman of the Corporate Governance Committee and a member of the Audit, Compensation and Pension Trust Investment Committees.

             Shares owned:  1,200 (a)


PHOTO OF     MALCOLM M. PRINE            Age 67    Director since May 1982

             President, Malcar, Inc. (housing business) since January 1990; Chairman and Chief Executive Officer of Bundy Industries, Inc., December 1989 through August, 1995; Chairman, Bundy Industries, Inc., June 1988; financial consultant, May 1987 through April 1990. Also a director of Pennsylvania Capital Bank and Rymac Mortgage Investment Corp.

             Chairman of the Finance Committee and a member of the Audit and Executive Committees.

             Shares owned:  1,635



                CLASS III DIRECTORS WITH TERMS EXPIRING IN 1998

PHOTO OF     FREDERICK H. ABREW          Age 58    Director since December 1988

             President and Chief Executive Officer of the Company since January 1995; President and Chief Operating Officer of the Company, December 1993 through December 1994; Executive Vice President and Chief Operating Officer, June 1992 until December 1993; Executive Vice President, June 1991 through May 1992; Executive Vice President-Utility Services, June 1988 through May 1991.

             Member of the Executive and Corporate Governance Committees.

             Shares owned:  114,921 (c)

        DONALD I. MORITZ        Age 68  Director since June 1972

        Chairman of the Executive Committee of the Board of Directors; retired Chairman and Chief Executive Officer of the Company; Chairman and Chief Executive Officer of the Company, December 1993 through December 1994; President and Chief Executive Officer, August 1978 through December 1993. Also a director of PNC Bank Corp.

        Chairman of the Executive Committee and a member of the Audit and Corporate Governance Committees.

        Shares owned:  223,442 (a) (c) (d)



        J. MICHAEL TALBERT      Age 49  Director since May 1995

        Chairman and Chief Executive Officer of Sonat Offshore Drilling, Inc. (owns and operates offshore drilling rigs) since September 1994; President and Chief Executive Officer, Lone Star Gas Company, January 1991 through August 1994. Also a director of Sonat Offshore Drilling, Inc.

        Member of the Compensation, Corporate Governance and Environmental Committees.

        Shares owned:  1,000


All nominees, directors and officers (including those named above) 440,670 shares (a) (b) (c) (d) (e) (f)

_____________________________

(a) Includes shares held jointly with spouse as to which voting power and investment power are shared.

(b) Shares are held in a trust of which Mr. Shapira is a co-trustee and has a beneficial interest and shares voting and investment power.

(c) Includes the following shares which may be acquired within 60 days of April 1, 1996, through the exercise of stock options: Mr. Abrew-- 101,400 shares; Mr. Moritz--135,000 shares; and all nominees, directors and officers as a group, including such persons--285,800 shares.

(d) Does not include 1,350 shares owned by Mr. Moritz's wife as to which he disclaims beneficial ownership.

(e) Includes shares allocated under the Company's Employee Savings Plan as to which the individual has sole voting power only: all nominees, directors and officers as a group--774 shares.

(f) Includes shares allocated under the Company's Employee Stock Purchase Plan as to which the individual has sole voting power only: all nominees, directors and officers as a group--223 shares.


Board of Directors and its Committees

        The Board of Directors held six regular meetings and three special meetings during 1995. The standing committees of the Board are the Audit, Compensation, Corporate Governance, Environmental, Executive, Finance, and Pension Trust Investment Committees. All directors with the exception of Mr. Talbert attended at least 75% of Board and Committee meetings. Mr. Talbert attended 69% of such meetings and would have had a 75% attendance record but was unable to attend one Board meeting because his Company's Annual Meeting was held the same day. During 1995, attendance of the directors at Board and Committee meetings averaged 87%.

        The Audit Committee consists of four non-employee directors. It reviews the annual financial statements of the Company, examines and considers the scope and adequacy of audits performed by the independent auditors and the Company's internal auditing staff, as well as other financial affairs of the Company; recommends to the Board of Directors an independent auditing firm to audit the Company's financial statements; reviews the adequacy of internal controls and management's implementation of recommendations made by the independent auditors and by the internal auditors with respect to their audit activities; and approves fees charged by the independent auditors. The Committee held two meetings in 1995.

        The Compensation Committee consists of four non-employee directors. It reviews the salaries of all executive officers and makes recommendations to the Board of Directors for its approval. It also administers the Company's Supplemental Executive Retirement Plan, the Key Employee Restricted Stock Option and Stock Appreciation Rights Incentive Compensation Plan, the Short-Term Incentive Compensation Plan, the 1994 Long-Term Incentive Plan and the Non-Employee Directors' Stock Incentive Plan. It recommends fees and fringe benefits to be paid to the Board of Directors and addresses, recommends and approves any other compensation and benefits issues which apply to the directors and officers of the Company, including perquisites that require Board approval. The Committee held six meetings in 1995.

        The Corporate Governance Committee (formerly the Nominating Committee)
consists of four non-employee directors and one employee director.   The
Committee is responsible for recommending to the Board of Directors persons to be nominated for election as Directors of the Company and monitoring and recommending enhancements to the Company's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee attempts to locate candidates for Board membership who have attained a prominent position in their field of endeavor and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Committee will consider nominees recommended by shareholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Corporate Secretary. The Committee held three meetings in 1995.

        The Environmental Committee currently consists of two non-employee directors. It reviews environmental matters, audits and compliance programs and monitors the overall environmental strategy of the Company. The Committee held one meeting in 1995.

        The Executive Committee consists of four non-employee directors and one employee director. It examines proposed acquisitions and similar new ventures and advises management with regard to the expansion or disposition of the Company's businesses through mergers, acquisitions, sales and similar transactions. The Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law. The Committee held three meetings in 1995.

        The Finance Committee consists of four non-employee directors. It reviews and makes recommendations to the Board with respect to the Company's financial policies and condition, its dividend policies, bank credit arrangements, financing investments and other financial matters. The Committee held two meetings in 1995.

        The Pension Trust Investment Committee consists of three non-employee directors. Its function is to monitor the investment performance of those designated to manage the investment of the assets of the Company-maintained pension plans; establish broad investment policy or objectives; and select investment fund managers. The Committee held two meetings in 1995.

Directors' Compensation and Retirement Program

        Directors who are not officers of the Company receive (i) an annual retainer of $24,000 payable quarterly; (ii) a fee of $1,000 for each Board meeting attended; (iii) a fee of $1,000 for each Committee meeting attended; and (iv) a fee of $500 for telephonic participation in a meeting. Under a deferred compensation plan for non-employee directors, these fees may be deferred until termination of services as a director or such earlier time as the director may elect.

        All non-employee directors who have reached age 58 at the date of retirement as a director with at least 60 months of service as a director qualify for benefits under a retirement program for the directors. A qualified director who retires as a director after reaching age 72 with at least 60 months of service, or retires prior to age 72 with at least 120 months of service, is entitled to receive a benefit equal to the quarterly retainer for 40 quarters or until death, whichever occurs first. A qualified director who retires as a director prior to age 72 with less than 120 months of service is entitled to receive a benefit payable for 40 quarters or until death, whichever occurs first, equal to 50% of the quarterly retainer, plus 10% for each additional 12 months of service in excess of 60 months.

        In recognition of services rendered by non-employee directors and in furtherance of its community support, the Company uses a life insurance program to fund contributions to qualified organizations upon the death of a director. Each participating director is insured for $500,000 under policies owned by the Company. Where possible, policies are written on two directors' lives, with $500,000 payable at each death. The program restricts bequests to civic, charitable and educational organizations with emphasis on those in the Company's operating/service areas. New directors will qualify for participation after serving on the Board for thirty-six months. The cost of the program is nominal.

        Under the terms of the Non-Employee Directors' Stock Incentive Plan, on June 1 of each year each non-employee director is granted an option to purchase 500 shares of the Company's common stock at an exercise price which is 100% of the fair market value of a share on the date of such grant. The option is exercisable upon the earlier of three years from the date of grant or upon termination of service as a director by reason of retirement, disability or death. Newly elected directors, on the first day of June following their election, shall automatically be granted an initial option grant for 2,500 shares of the Company's common stock at an exercise price of 100% of the market value of a share on the grant date, in addition to receiving the annual option grant for 500 shares which all non-employee directors automatically receive on June 1 of each year.

Certain Relationships and Related Transactions

        The Company has a Consulting Services Agreement with Donald I. Moritz, a director and retired Chairman and Chief Executive Officer of the Company. The contract is for a six-month period during which time Mr. Moritz will be paid a maximum of $60,000 in addition to all applicable Board of Directors' fees. The Consulting Services Agreement will terminate on June 30, 1996.

Involvement in Certain Legal Proceedings

        On August 17, 1992, voluntary petitions pursuant to Chapter 11 of the U.S. Bankruptcy Code were filed by Phar-Mor, Inc. and fifteen of its related entities. Mr. Shapira was the Chief Executive Officer of Phar-Mor, Inc. at that time and Chief Executive Officer of Phar-Mor Real Estate, Inc., one of the affiliated entities which filed bankruptcy. Mr. Shapira resigned as Chairman of the Board of Phar-Mor, Inc. on September 11, 1995, the date the bankruptcies were settled.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of the last completed fiscal year:


                          SUMMARY COMPENSATION TABLE

                                                      Annual Compensation                Long Term Compensation
                                             --------------------------------------     -------------------------
                                                                                                  Awards
                                                                                         -------------------------
                                                                           Other         Restricted    Securities
                                                                           Annual          Stock       Underlying      All Other
    Name and                                Salary       Bonus/1/       Compensation      Award(s)    Options/SARs   Compensation/3/

Principal Position               Year        ($)            ($)              ($)            ($)            (#)             ($)
- ------------------------------------------------------------------------------------------------------------------------------------

Frederick H. Abrew                1995        $440,835          $0        $137                         150,000/0         $13,698
Director, President and           1994        $347,169          $0        $211                          60,000/0         $ 8,195
Chief Executive Officer           1993        $277,585    $141,200        $204                          32,400/32,400    $ 5,544
- ------------------------------------------------------------------------------------------------------------------------------------

Richard Riazzi*                   1995        $215,004          $0        $618                          50,000/0         $ 2,080
Vice President -                  1994        $202,504          $0        $567                          15,300/0         $ 1,246
Corporate Marketing               1993        $155,754    $107,144/2/     $657                          11,600/11,600    $   967
- ------------------------------------------------------------------------------------------------------------------------------------

John C. Gongas, Jr.               1995        $196,254          $0          $0                          50 000/0          $4,582
Vice President -                  1994        $178,504          $0          $0                          13,500/0          $2,759
Corporate Operations              1993        $135,        $50,200          $0                           5,500/5,500      $2,356
- ------------------------------------------------------------------------------------------------------------------------------------

Augustine A. Mazzei, Jr.          1995        $182,940          $0        $196                          50,000/0          $7,344
Senior Vice President and         1994        $176,506          $0        $196                           9,800/0          $4,548
Chief Legal Officer               1993        $171,416     $64,900        $209                           8,700/0          $2,590
- ------------------------------------------------------------------------------------------------------------------------------------

A. Mark Abramovic                 1995        $172,504          $0          $0                          50,000/0            $946
Vice President and                1994        $115,957          $0          $0                           3,300/0              $0
Chief Financial Officer           1993**            $0          $0          $0                               0                $0
- ------------------------------------------------------------------------------------------------------------------------------------


   * Mr. Riazzi resigned as an executive officer of the Company effective December 31, 1995.
  **  Mr. Abramovic became an executive officer of the Company during 1994.

_____________________________

/1/ Paid under the Company's Short-Term Incentive Compensation Plan unless otherwise noted.

/2/  Bonus award under a plan for the Company's marketing subsidiary.

/3/ Includes the term insurance benefit and interest on cumulative Company funds used to pay the remaining premium for split-dollar life insurance policies (each based on applicable Internal Revenue Service rates). Amounts for 1995 are as follows:


                      ------------------------------------------
                                           Term
                                         Insurance      Interest
                      ------------------------------------------
                      F. H.  Abrew         $1,104        $12,594
                      ------------------------------------------
                      R. Riazzi               $55         $2,025
                      ------------------------------------------
                      J. C. Gongas, Jr.      $181         $4,401
                      ------------------------------------------
                      A. A. Mazzei, Jr.      $765         $6,579
                      ------------------------------------------
                      A. Mark Abramovic       $50           $896
                      ------------------------------------------


                          OPTIONS/SAR GRANTS IN 1995

                                       Individual Grants                                                  Potential Realizable
- -----------------------------------------------------------------------------------------------             Value at Assumed
                                            Percent of Total                                              Annual Rates of Stock
                                              Options/SARs                                               Price Appreciation for a
                                               Granted to        Exercise or                             Ten-Year Option Term/3/
                            Options/SARs       Employees         Base Price       Expiration         ------------------------------
      Name                   Granted/1/         In 1995          Per Share          Date/2/                5%              10%
- ------------------------------------------------------------------------------------------------------------------------------------

Frederick H. Abrew            150,000           20.30%            $28.563         July 20, 2005        $2,690,550        $6,834,300
- ------------------------------------------------------------------------------------------------------------------------------------

Richard Riazzi                 50,000/4/         6.77%            $28.563         July 20, 2005          $896,850        $2,278,100
- ------------------------------------------------------------------------------------------------------------------------------------

John C. Gongas, Jr.            50,000            6.77%            $28.563         July 20, 2005          $896,850        $2,278,100
- ------------------------------------------------------------------------------------------------------------------------------------

Augustine A. Mazzei, Jr.       50,000            6.77%            $28.563         July 20, 2005          $896,850        $2,278,100
- ------------------------------------------------------------------------------------------------------------------------------------

A. Mark Abramovic              50,000            6.77%            $28.563         July 20, 2005          $896,850        $2,278,100
- ------------------------------------------------------------------------------------------------------------------------------------


_____________________________

/1/  There were no SARs granted.

/2/ If Equitable Resources, Inc. meets the total shareholders' performance criteria set, one-third of the participant's total shares are vested for each of three years after the date of the grant. More than one-third will vest if the Company exceeds the criteria. Stock which vests on a performance basis may be exercised at any time prior to June 20, 2005. Stock which does not vest on a performance basis will vest for one day at the end of the vesting period; i.e., July 21, 1998.

/3/ The option values presented were calculated based on a share price of $28.563 as of the date of grant at assumed 5% and 10% annualized rates for the term of the grant. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the model described above.

/4/  Forfeited due to Mr. Riazzi's resignation.


                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                      AND YEAR-END 1995 OPTION/SAR VALUES


                                                                                           Number of
                                                                                           Securities              Value of
                                                                                           Underlying             Unexercised
                                                                                           Unexercised           In-the-Money
                                                                                         Options/SARs at        Options/SARs at
                                                    Shares                               Year-End 1995/1/       Year-End 1995/2/
                                                  Acquired on          Value             ----------------------------------------
                                                   Exercise          Realized             Exercisable/            Exercisable/
            Name                                      (#)               ($)              Unexercisable           Unexercisable
- ----------------------------------------------------------------------------------------------------------------------------------
Frederick H. Abrew             Options                0                 $0                101,400/150,000            $100,080/0
                                SARs                  0                 $0                  9,000/0                   $39,780/0
- ----------------------------------------------------------------------------------------------------------------------------------
Richard Riazzi                 Options             15,000            $133,050                   0/0                        $0/0
                                SARs               15,000             $32,550                   0/0                        $0/0
- -----------------------------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.            Options                0                 $0                  22,000/50,000             $33,360/0
                                SARs                  0                 $0                   3,000/0                  $13,260/0
- -----------------------------------------------------------------------------------------------------------------------------------
Augustine A. Mazzei, Jr.       Option                 0                 $0                  18,500/50,000                   0/0
                                SARs                  0                 $0                       0/0                        0/0
- -----------------------------------------------------------------------------------------------------------------------------------
A. Mark Abramovic              Option                 0                 $0                  3,300/50,000                    0/0
                                SARs                  0                 $0                       0/0                        0/0
- -----------------------------------------------------------------------------------------------------------------------------------

___________________________

/1/ Options and SARs granted prior to 1995 are exercisable six months after grant; shares are generally restricted (in escrow) and subject to forfeiture for three years from the date of grant. For options granted in 1994, one-third are released from restriction at the end of each of the first three years following the date of grant. Options granted in 1995 are exercisable to a limited extent if the Company meets the established performance criteria.

/2/ The dollar values were calculated by determining the difference between the fair market value of the underlying shares of common stock and the various applicable exercise prices of the named executive officers' outstanding options at the end of 1995. The last reported sale price of the Company's common stock on the New York Stock Exchange on December 31, 1995 was $31.25 per share.


                  SHAREOWNER RETURN PERFORMANCE PRESENTATION


        The following graph compares the five-year cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Value Line Investment Survey(Natural Gas (Diversified) Industry Group. The graph assumes a $100 investment made on December 31, 1990, and the reinvestment of all dividends.


                                 [GRAPH HERE]



                             1990     1991     1992     1993     1994     1995
- --------------------------------------------------------------------------------
Equitable Resources Inc.     $100     $112     $143     $160     $123     $148
- --------------------------------------------------------------------------------
S&P 500 Index                $100     $130     $140     $155     $157     $215
- --------------------------------------------------------------------------------
Value Line Peer Group        $100     $ 91     $109     $132     $119     $157
- --------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


        Compensation for the executive officers of the Company is administered under the direction of the Compensation Committee of the Board (the "Committee") which currently consists of four independent directors. There are no "Compensation Committee Interlocks" or "Insider Participation" which the Securities and Exchange Commission regulations would require to be disclosed in this proxy statement. The Committee submits its recommendations for executive base salary changes to the full Board of Directors. All other components of executive compensation are acted upon by the Committee and those actions taken are reported to the Board of Directors. The Committee oversees all compensation arrangements applicable to the executive officers including base salaries, benefits, annual incentives and stock based awards.

        The following is the Compensation Committee's report, in its role as overseer of the Company's executive pay programs, on 1995 compensation practices for the executive officers of the Company.

Compensation Policies Attributable to Executive Officers

        Equitable Resources, Inc. is a fully integrated energy marketing company. It offers energy solutions to the wholesale and retail markets with innovative products and services developed through its exploration, production, storage, transportation and distribution of natural gas and through its electricity operations. Equitable is also engaged in the production of natural gas liquids and crude oil. A major portion of the Company's storage, transportation and distribution of natural gas is subject to rate regulation by federal and state authorities. The Company's compensation arrangements are designed to meet the requirements of each of these business segments in terms of their unique business and human resource needs and goals, while reinforcing the Company's ultimate objective of creating value for shareholders.

        In order to attract, motivate, and retain talented executives, the Company's compensation policy considers the skills, talents, and experience necessary for the successful operation and growth of each major business segment, as well as the unique risk characteristics of each segment. To support the Company's financial performance and shareholder value enhancement objectives, incentive arrangements that focus on achievement of key annual business objectives and the creation of long-term value are in place for the Company's executives.

        The Compensation Committee adheres to an executive compensation strategy as the framework for managing the compensation program for executive officers which includes the following objectives and guidelines:

 .   To establish base salaries at about the 50th percentile and potential total cash compensation at the 75th percentile of two comparison groups (peer group and general industry companies of similar revenue size). Competitive practices are determined using independent industry surveys provided by compensation consultants and publicly available compensation information from peer companies.

 .   To link short-term bonus compensation opportunities to the overall performance of the Company and to the individual contribution of each executive. Short-term (annual) incentives are funded when overall return on total capitalization goals are attained. Awards are distributed to Plan participants based on achievement of corporate, unit, and individual performance goals identified annually.

 .   To provide long-term reward programs that encourage share ownership by management, reinforce value creation imperatives, align management's interest to shareholder interests, and help assure retention of key executive contributors.

 .   To promote stock ownership by management.

        The Compensation Committee believes that stock ownership by management is a crucial tool for focusing management on the enhancement of the Company's shareholder value. Thus, the Committee views stock options and other equity-related arrangements as a key element of the executive compensation program.

Base Salaries

        The executive salary structure is based upon studies prepared by independent compensation consultants, primarily using salary surveys of 20 peer group companies, including the Company, that comprise The Value Line Investment Survey--(Natural Gas (Diversified) Industry Group. This survey data is supplemented by data from the gas utility and oil/gas exploration and production industries, as well as data from major Pittsburgh-based corporations. The base salary levels are generally targeted at the 50th percentile of the combined survey group. The consultants' study concluded that the base compensation for the executive officers of the Company was below the 50th percentile of the comparison groups.

        Individual salary increases are based primarily upon individual performance, taking into account competitive salaries. Factors included in salary increases are revenue growth, shareholder appreciation, achievement of business plan and strategy, and personal goals. Aggregate annual salary increases for executive officers are based on factors such as the Company's overall financial performance, which includes comparison to the same peer group of companies referred to above, and overall shareholder returns adjusted for the Company's size relative to its peers. General economic conditions and marketplace compensation trends are also considered. Independent compensation consultants assist in the evaluation of the marketplace compensation trends.

        Pursuant to these guidelines, annual salaries of the named executive officers in the Summary Compensation Table on page 8 increased at the following rates: Frederick H. Abrew, 21.4 percent; Richard Riazzi, 0 percent; John C. Gongas, Jr., 4.7 percent; Augustine A. Mazzei, Jr., 4.1 percent; A. Mark Abramovic, 19.4 percent. The increases in 1995 are reflective of individual performance and the Company's 1994 earnings. Messrs. Abrew's and Abramovic's salary increases reflect increased organizational responsibility.

Annual Incentives

        The Company performance measures used to determine the level of payout to those individuals listed in the Summary Compensation Table include the Company's return on total capitalization ranking among The Value Line Investment Survey--(Natural Gas (Diversified) Industry Group, natural gas and oil reserve additions and specific financial results for the Energy Resources business segment and pretax operating income for the Company's marketing subsidiary. In addition, individual performance, which includes individual goals and overall performance, is evaluated.

        The Company's Short-Term Incentive Compensation Plan is structured so that awards are commensurate with the performance level achieved; e.g. 75th percentile performance will result in 75th percentile annual incentive payout, and below average performance will receive no award.

        The Committee approved the method of determining the 1995 goals for the executive officers of the Company, together with the 1995 performance measures for the regulated and unregulated business segments. They also set and approved the maximum funding levels for the Incentive Plan. The total annual funding of the Incentive Plan cannot exceed 2.5 percent of the Company's net income.

        Mr. Abrew was given the opportunity to earn a maximum annual incentive in the amount of 75 percent and a target level incentive of 42 percent of his base salary. The amount of the actual incentive payment for Mr. Abrew is determined by two performance measures(return on total capitalization ranking (75 percent weighting) and individual performance (25 percent weighting). For Mr. Abrew to receive his maximum annual incentive, the Company must be the number one ranked company in return on total capitalization and Mr. Abrew must achieve 91 percent or more of his personal goals.

        Messrs. Riazzi, Gongas, Mazzei and Abramovic had maximum annual incentives ranging from 50-65 percent of base salary and target level incentives ranging from 30-35 percent of base salary.

        In the event that the Company's return on total capitalization ranking among the 20 companies included in The Value Line Investment Survey--(Natural Gas (Diversified) Industry Group falls below 10, no annual incentive payments are made. This event occurred for 1995; therefore, no bonus was made to any participant under the Company's Short-Term Incentive Compensation Plan.

Long-Term Incentives

        The Company utilizes combined stock options/stock appreciation rights and restricted stock on a case-by-case basis to reinforce its value creation imperatives, executive retention goals, and to support management ownership as an effective means of aligning management to shareholder interests. The award of stock options and/or restricted stock under the Company's 1994 Long-Term Incentive Plan is based on the overall financial performance of the Company, primarily the Company's return on its total capitalization, and the individual performance of the participant. Among the individual factors considered are managerial ability, individual performance, succession planning, and executive development. Stock based awards have been made without regard to the size of prior grants or the amount of stock held by employees to whom such awards were made.

        During 1995 the Committee approved a stock option award. The award was based on the 50th percentile level of long-term incentive opportunities for the same peer group of companies previously referred to for executive officers' compensation. The Committee determined the level of the stock options awarded using the Black-Scholes option pricing model.

        A performance measure was established relative to the vesting of options under this award. These awards will vest in accordance with a formula tied to the Company's total shareholder return (the stock's 52-week average price for the periods ending July 20, 1996, 1997 and 1998 and any dividends paid during each of those periods) relative to the Company's peer group. In the event that the employment of a Long-Term Incentive Plan participant terminates, except for reasons of death or normal retirement, all awards that have not vested are subject to forfeiture as of the effective date of termination. The Options/SAR Grants in 1995 table on page 9 shows the terms of each award. Historically, stock option grants have been the primary means of providing long-term incentive compensation to executives. Stock appreciation rights have been granted in tandem with stock options as a means of providing cash-based incentives to such executives. No restricted stock or stock appreciation rights were awarded in 1995.

Stock Ownership Guidelines

        To promote stock ownership by management, the Committee approved personal stock ownership guidelines for executives. These guidelines require executives to purchase and hold shares of the Company's stock, the market value of which would need to be as follows: Mr. Abrew, 1 times annual salary; Messrs. Gongas, Mazzei and Abramovic, .75 times annual salary. Other executive officers are required to acquire or hold .5 times their annual salary. Each executive has five years to meet his or her personal acquisition guidelines.

Benefits Based on Retirement or Death Under Plans

        Benefits are based on retirement or death under the Retirement Plan, the Supplemental Pension Plan, the Supplemental Executive Retirement Plan, and the optional Split-Dollar Life Insurance Program. Estimated benefits payable under the Retirement Plans are shown in the Pension table on page 15. Estimated benefits paid under the Split-Dollar Life Insurance Program are shown in the Summary Compensation table on page 8.

Policy Regarding Section 162(m) of the Internal Revenue Code

        In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. Based on current compensation levels of the executive officers, this deductibility limit has no impact on the Company. At such time as the Committee deems it appropriate, it will take the necessary action to insure that the deductibility of executive compensation is maximized.

Compensation of Frederick H. Abrew, Chief Executive Officer

        The basis for Mr. Abrew's 1995 base salary and annual at risk incentive, including the Committee's goals and methodology, are discussed earlier in this report. The Committee also considered the following items when evaluating Mr. Abrew's total compensation level in 1995:

        . Monetized under-performing assets including the sale of Section 29 tax credits resulting in $110 million in after-tax cash generation.

        . Positioned the Company to meet the deregulation challenge by becoming a full service energy solutions provider, including the acquisition of Independent Energy Corporation and Conogen, Inc. and the formation of a retail consumer marketing group.

        . Aggressively re-engineered the operations of the Company to generate a reduction in ongoing expenses of $11 million annually.

        . Mr. Abrew's total combined compensation (base salary, annual, and long-term incentives) ranked in the bottom quartile of the peer group's chief executive officers.

        Based upon all of the information considered, the Committee believes that the component parts of Mr. Abrew's total annual compensation (base salary increase, annual incentive, and long-term incentive within the limits of the plan) portray a conservative compensation package as related to this Company's peers.

        The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

                     E. Lawrence Keyes, Jr., Chairman
                            Merle E. Gilliand
                           Thomas A. McConomy
                            J. Michael Talbert


Employment Contracts and Change-in-Control Arrangements

        Frederick H. Abrew and Augustine A. Mazzei, Jr. are employed under agreements with the Company dated as of March 18, 1988, amended June 1, 1989, further amended on March 15, 1996 and extended annually. Mr. Abrew is employed at present as President and Chief Executive Officer, and Mr. Mazzei is employed at present as Senior Vice President and Chief Legal Officer at annual salaries of $450,000 and $186,000, respectively, subject to annual increases at the discretion of the Board. The agreements with Messrs. Abrew and Mazzei terminate on the date of the executive's retirement in accordance with the provisions of the Company's retirement policy as set forth in its Management Manual, unless terminated earlier under the provisions of the contracts.

        Each of the contracts provides that if the Company terminates the employment of the executive (other than for cause) or reduces the executive's duties or compensation (other than for good reason), the executive will be entitled to (1) his full base salary through the date of termination at the rate in effect at the time notice of termination was given; (2) payments equivalent to the discounted value of the executive's annual salary then in effect for the duration of the contract; (3) an amount of cash equal to the value of any outstanding stock options and stock appreciation rights, which value is determined from the closing price as reported on the New York Stock Exchange on the date of termination; (4) payment of all legal fees and expenses which the executive may incur as a result of the Company's contesting the validity or enforceability of the employment contract; (5) the continuation of employee benefits for the term of the agreement; and (6) all benefits payable under the Company's Pension Plan for Salaried Employees.

        The Committee approved Change-in-Control agreements for executive officers in 1995. These agreements were developed to ensure that during a change-in-control situation, the interests of the shareholders are foremost on the minds of key executives. The agreements provide for the following if a change-in-control occurs followed by an involuntary or constructive termination of the covered executive within two years after the change event: base salary continuation; average incentive bonus payment earned over the past three years; immediate vesting of all unvested cash awards and stock incentives; immediate delivery of Company stock or payment of an amount equal to average grants received by the employee over the preceding five years under applicable long-term incentive plans; medical, dental, life and disability insurance; additional months of service and age credit for determining benefit amounts and early retirement reductions; outplacement assistance and legal fees in the event the contract is contested; and the executive may elect a lump sum payment or payment of benefits over the course of the agreement.

        Mr. Abrew will receive 36 months of base salary, benefits continuance and retirement plan credits and three times his average annual and long-term incentive awards under the provisions of his agreement. Messrs. Gongas, Mazzei and Abramovic will receive 24 months of base salary, benefits continuance and retirement plan credits and two times their average annual and long-term incentive awards under the provisions of their agreements. Other executive officers were given agreements which provide them with 18 months of change-in-control benefits.


Pension Plan

        The Company's pension plan covering salaried employees is a non-contributory defined benefit plan. The plan provides for pensions based upon credited years of service and average base salary during the highest paid consecutive five years during the last ten years of employment. The following table presents estimated annual retirement benefits payable upon normal retirement at age 65 and assumes a straight life annuity with no survivor option. The pension plan is a step rate plan and is integrated with social security; the estimated benefits shown do not include social security benefits.


Highest Consecutive 5-Year                                  Annual Retirement Benefits
   Average Compensation                                    for Credited Years of Service
- --------------------------       ---------------------------------------------------------------------------
                                  15 years       20 years     25 years    30 years     35 years     40 years
                                  --------       --------     --------    --------     --------     --------
       $150,000                   $ 35,398       $ 47,197     $ 58,996    $ 70,795     $ 82,595     $ 94,394
        200,000                     47,923         63,897       79,871      95,845      111,820      127,794
        250,000                     60,448         80,597      100,746     120,895      141,045      161,194
        300,000                     72,973         97,297      121,621     145,945      170,270      194,594
        350,000                     85,498        113,997      142,496     170,995      199,495      227,994
        400,000                     98,023        130,697      163,371     196,045      228,720      261,394
        450,000                    110,548        147,397      184,246     221,095      257,945      294,794
        500,000                    123,073        164,097      205,121     246,145      287,170      328,194
        550,000                    135,598        180,797      225,996     271,195      316,395      361,594


        In addition to base salary, compensation for executive officers includes bonuses paid under the Company's Short-Term Incentive Compensation Plan which are funded through the Supplemental Executive Retirement Plan.

        The credited years of service as of December 31, 1995 for the persons named in the Summary Compensation Table were as follows: Mr. Abrew, 15 years; Mr. Riazzi, 15 years; Mr. Gongas, 31 years; Mr. Mazzei, 23 years; and Mr. Abramovic, 2 years.

        With certain exceptions, the Internal Revenue Code (the "Code") prohibits benefits based on earnings in excess of $150,000 per year and restricts to an aggregate amount of $120,000 (plus cost-of-living adjustments in each case) the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Company's Supplemental Pension Plan and Supplemental Executive Retirement Plan provide for supplemental payments to be made to salaried employees of the Company, where necessary, in amounts sufficient to maintain total benefits upon retirement which would have been provided by the pension plan had there been no such limitations.


                                  Item No. 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as auditors to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 1996. Ernst & Young, and its predecessor, have acted for the Company as auditors since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.

        Representatives of Ernst & Young expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

       The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young.


                                  Item No. 3
                 PROPOSAL TO APPROVE EQUITABLE RESOURCES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

        On July 21, 1995, the Board of Directors of the Company adopted, subject to approval by the Company's Shareholders, the Equitable Resources, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The following is a general summary of the Employee Stock Purchase Plan which is qualified in its entirety by reference to the Employee Stock Purchase Plan which is included as Exhibit A to this proxy statement.

        The purpose of the Employee Stock Purchase Plan is to provide employees with an incentive to invest in Company stock. By encouraging such investment, the Company believes that it will help to align the interests of employees with those of shareholders and focus employees on performance that will enhance shareholder value.

        The Employee Stock Purchase Plan allows eligible employees to purchase common stock of the Company through a monthly payroll deduction program. For each monthly purchase, employees pay a price equal to 90% of the closing price of the common stock on the second business day of the following month. Employees are permitted to contribute a minimum of 1% and a maximum of 10% of their after-tax pay for this purpose. No employee will be permitted to purchase more than $25,000 of the Company's common stock through the Employee Stock Purchase Plan during any calendar year.

        All stock purchased by employees in the Employee Stock Purchase Plan will be purchased on the open market through a plan administrator. No stock will be issued by the Company for this purpose. The Company will pay all brokerage fees for the purchase of the common stock and the 10% difference between the market price and the price paid by the participating employees. Any stock purchased by an employee through the Employee Stock Purchase Plan must be held at least one year prior to his or her sale of the stock. The maximum number of shares which shall be made available for purchase under the Plan is 500,000.

        All employees of the Company and its subsidiaries whose terms of employment are not covered by a collective bargaining agreement may participate in the Employee Stock Purchase Plan. Participation by each employee is voluntary. Collective bargaining employees may participate to the extent permitted by their respective collective bargaining agreements. Currently, approximately 1,025 employees are eligible to participate in the Plan.

        Employees do not realize immediate taxable income on the 10% discount on the purchase price. If the employee sells the stock after the required holding period (generally, two years after the date of acquisition), the employee realizes ordinary income to the extent of the lesser of (1) the amount by which the fair market value at the time the stock was purchased exceeded the price paid or (2) the amount by which the fair market value at the time of disposition of the stock exceeded the price paid. Any further gain is taxed as a taxable gain. The Company receives no tax deduction. If the employee sells the stock before the end of the required holding period, he or she realizes ordinary income to the extent of the difference between the price paid and the fair market value at the time of purchase. In the latter case, the Company can take a deduction equal to the amount of such ordinary income in the year the stock is sold.

        Set forth below is the dollar value of the price discount which will be provided to each of the following in 1996 if they were to maintain the present level of their purchases during the remainder of 1996:


                               New Plan Benefits
                         Employee Stock Purchase Plan

         Name and Position                        Dollar Value         No. of Units/1/
- -----------------------------------------------------------------------------------------
Frederick H. Abrew                                        0                    0
President and Chief Executive Officer
- -----------------------------------------------------------------------------------------
Richard Riazzi  (Resigned December 31, 1995)              0                    0
Vice President - Corporate Marketing
- -----------------------------------------------------------------------------------------
John C. Gongas, Jr.                                 $ 1,111                   38
Vice President - Corporate Operations
- -----------------------------------------------------------------------------------------
Augustine A. Mazzei, Jr.                                  0                    0
Senior Vice President and Chief Legal Officer
- -----------------------------------------------------------------------------------------
A. Mark Abramovic                                         0                    0
Vice President and Chief Financial Officer
- -----------------------------------------------------------------------------------------
Executive Group                                     $ 2,666                   92
- -----------------------------------------------------------------------------------------
Non-Executive Director Group                              0                    0
- -----------------------------------------------------------------------------------------
Non-Executive Officer Employee Group                $21,490                  741
- -----------------------------------------------------------------------------------------

______________________________

/1/ Represents the approximate number of shares of the Company's common stock equivalent to the dollar value shown in this table based on $29.00 per share, the closing price on March 20, 1996.

        The Employee Stock Purchase Plan went into effect on October 1, 1995 and will continue in effect until terminated by the Board of Directors of the Company. If not approved by the shareholders of the Company, the Employee
Stock Purchase Plan will be terminated as soon as possible after the Annual Meeting of Shareholders.

        The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the Employee Stock Purchase Plan. An abstention will in effect constitute a vote against the proposal, while a broker non-vote will not be counted.

          The Board of Directors recommends a vote FOR the proposal.

                                  Item No. 4
                             SHAREHOLDER PROPOSAL

     Progressive Securities Financial Services Corporation of Portland, Oregon, on behalf its client, McKenzie River Gathering, the beneficial owner of 350 shares of the Company's common stock, has given notice to the Company of its intention to present the following resolution at the Annual Meeting which is co-sponsored by the Jessie Smith Noyes Foundation, New York, New York, the beneficial owner of 5,000 shares of the Company's common stock, and The Clean Yield Group, Greensboro Bend, Vermont, on behalf of its client R&R Foundation Inc., of Bradenton, Florida, the beneficial owner of 300 shares of the Company's common stock.

                        "PUBLIC ENVIRONMENTAL REPORTING


     "WHEREAS WE BELIEVE:

     "Responsible implementation of a sound. credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     "Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

     "Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems. Uniform standards for environmental reports permit comparisons of performance over time. They also to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

     "WHEREAS:

     "The Coalition for Environmentally Responsible Economies (CERES)(which comprises shareholders of this Company; public interest representatives, and environmental experts--consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Over 90 companies, including Sun [Oil], General Motors, H.B. Fuller, and Polaroid, have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; 'value-added' for the company's environmental initiatives; and advancement for the company's own environmental program.

     "In endorsing the CERES Principles, a company commits to work toward:

          1.  Protection of the biosphere         6.  Safe products and services
          2.  Sustainable natural resource use    7.  Environmental restoration
          3.  Waste reduction & disposal          8.  Informing the public
          4.  Energy conservation                 9.  Management commitment
          5.  Risk reduction                     10.  Audits and reports


"[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927].

     "RESOLVED:      Shareholders request the Company to prepare a report (at
                     reasonable cost and omitting proprietary information) describing company programs, progress and future plans relative to the environment and the CERES Principles, and using the standard CERES Report Form as a guide.

                             "SUPPORTING STATEMENT

     "Many investors support this resolution. Those sponsoring it have portfolios totaling $75 billion. Others voting FOR it bring shareholder votes to 20-30% at some companies. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.

     "An annual environmental report in the format of the CERES Report would not duplicate--but rather complement--the Company's own environmental reporting.

     "Shareholders are asked to vote FOR this resolution to ensure that our Company's environmental policies and reports are publicly scrutinized and adhere to standards upheld by management and stakeholders alike."


                  STATEMENT BY THE BOARD AGAINST THE PROPOSAL


        Equitable Resources, Inc. continues to be an exemplary environmental citizen in the pursuit of its business goals and the conduct of its business operations. Programs or actions undertaken by the Company to support this commitment include: establishment of an Environmental Committee within the Board of Directors, employee training and awareness programs, extensive environmental audits of its operating facilities and an environmental hotline available to all employees to report environmental concerns relating to Company operations. The Company also developed its first annual environmental report which was distributed in early 1996. The Company also supports new natural gas technologies designed to conserve energy and reduce dependence on less environmentally desirable fuels. In recognition of the Company's efforts in this area, its stock continues to be recommended by socially and environmentally conscious investment advisory services and is owned by a number of mutual funds which invest in the equities of companies that meet social and environmental responsibility criteria.

        Because the Company believes that its own practices and policies best serve the goal of environmental responsibility, it opposes the proponents' proposal. The CERES reporting format is, in the Company's view, unduly complex and would result in an open-ended public disclosure that could have adverse competitive or legal implications for the Company. The completion of the report would simply be an additional administrative burden which would add little to the Company's ongoing environmental compliance efforts. The Company is monitoring and participating in several initiatives, where appropriate, to formulate generally acceptable environmental standards and reporting formats.

        The Board of Directors recommends a vote AGAINST the proposal.

                          1997 SHAREHOLDER PROPOSALS

        To be eligible for inclusion in the Company's proxy statement, shareholder proposals for the 1997 Annual Meeting of Shareholders must be received by the Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219, on or before December 10, 1996.


                            ADDITIONAL INFORMATION


Other Matters

        No matters other than those set forth in the Notice of Meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named in the accompanying proxy will vote in such manner as they may, in their discretion, determine.

Solicitation of Proxies

        The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed by the Company for their expenses. The Company may engage a professional proxy soliciting firm to solicit proxies in the same manner.

Annual Report

        The Annual Report of the Company to shareholders, including financial statements, for the year ended December 31, 1995, has previously been mailed to shareholders.


                                By Order of the Board of Directors


                                         /s/ Audrey C. Moeller


                                          AUDREY C. MOELLER
                                Vice President and Corporate Secretary


April 9, 1996

                                                                       EXHIBIT A

                           EQUITABLE RESOURCES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                              ARTICLE I - PURPOSE

Purpose

        The Equitable Resources, Inc. Employee Stock Purchase Plan is intended to provide a method whereby Employees of the Company will have an opportunity to purchase shares of the Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.


                           ARTICLE II - DEFINITIONS

2.01    "Board" shall mean the Board of Directors of Equitable Resources, Inc.

2.02    "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.03    "Committee" shall mean the Committee described in Article XI.

2.04    "Common Stock" shall mean the common stock issued by the Company.

2.05 "Company" shall mean Equitable Resources, Inc. and its Subsidiary Corporations.

2.06 "Employee" shall mean any employee of the Company who receives compensation other than a pension, severance pay, retainer, or fee under contract; however, the term Employee excludes any leased employee as defined in Section 414(n)(2) of the Code and any person who is included in a unit of employees covered by a collective bargaining agreement which does not provide for his or her participation in the Plan.

2.07 "Grant" shall mean the number of shares available to be purchased by a plan participant in an offering period.

2.08 "Offering Period" shall mean, subject to the second sentence of Section 4.01, a period of one month, consisting of 12 Offering Periods in a calendar year, commencing on January 1 of each year and terminating on December 31 of each year. The Initial Offering Period shall begin on October 1, 1995.

2.09 "Pay" shall mean total cash remuneration paid to an Employee for services rendered to the Company, determined prior to any reduction pursuant to Section 401(k) of the Code or Section 125 of the Code.

2.10    "Plan" shall mean the Equitable Resources, Inc. Employee Stock Purchase
        Plan.

2.11 "Subsidiary Corporation" shall mean any present or future corporation which (a) would be a "subsidiary corporation" of Equitable Resources, Inc. as that term is defined in Section 424 of the Code and (b) is designated as a participant in the Plan by the Board.

                  ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01    Initial Eligibility

        Any Employee shall be eligible to become a participant immediately upon employment by the Company. His/her participation in the Plan shall become effective as set forth in Section 3.04.

3.02    Leave of Absence

        For purposes of participation in the Plan, a person on a paid leave of absence as defined in the Non-Occupational Illness or Injury Allowance Policy of the Company, shall be deemed to be an Employee and such Employee's employment shall be deemed to have terminated at the end of such leave of absence unless such Employee shall have returned to active employment. Termination by the Company of any Employee's leave of absence shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any option.
Employees on a long term disability are not eligible to participate in the Plan.

3.03    Restrictions on Participation

        Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

        (a) If, immediately after the Grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiary corporation (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee);

        (b) If such Grant results in his/her right to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

3.04    Commencement of Participation

        Employee may become a participant in the Plan for an Offering Period by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Human Resources Department of the Company 30 days prior to the first day of the Offering Period, unless a later time for filing is set by the Committee for all Employees with respect to a given Offering Period. Payroll deductions for a participant shall commence on the first payroll date following the commencement of the Offering Period and shall continue from one Offering Period to the next unless sooner terminated by the participant as provided in Article VII.


                            ARTICLE IV - OFFERINGS

4.01    Offering Periods

        The Plan shall be implemented by consecutive Offering Periods continuing from the first Offering Period until terminated in accordance with Section
12.05. The Board or the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the First Offering Period to be affected thereafter.

                        ARTICLE V - PAYROLL DEDUCTIONS


5.01    Amount of Deduction

        At the time a participant files his/her authorization for payroll deduction, he/she shall elect to have deductions made on each payday during the time he/she is a participant in an Offering Period in an amount expressed as a whole number percentage from 1% to 10% of Pay he receives on each pay day during the Offering Period.

5.02    Participant's Account

        All payroll deductions made for participant shall be credited to his/her account under the Plan. A participant may not make any separate cash payment into such account.

5.03    Changes in Payroll Deductions

        A participant may discontinue his/her participation in the Plan as provided in Article VIII, but no other change can be made during an Offering Period and, specifically, a participant may not alter the amount of his/her payroll deductions for that Offering Period. A participant may alter the amount of his/her payroll deductions for an Offering Period which begins on the first day of January, April, July or October by completing the appropriate form, as provided by the Company, and filing it with the Human Resources Department of the Company at least 30 days prior to such date.

5.04    Leave of Absence

        If a participant goes on a paid leave of absence as provided in Section 3.02, such participant shall have the right to elect to discontinue contributions to the Plan but remain a participant in the Plan, or remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence.


                        ARTICLE VI - GRANTING OF OPTION


6.01    Number of Option Shares

        The Company shall make one or more annual offerings divided into monthly Offering Periods to participating Employees to purchase Company Common Stock under this Plan. Each Offering Period shall be one month in duration, during which (or during such portion thereof as an Employee may elect to participate) the amount received as Pay by an Employee shall constitute the measure of the Employee's participation in the offering.

6.02    Option Price

        The option price of stock purchased for a participant with payroll deductions made during an Offering Period therein shall be 90% of the closing price of the stock on the second business day after the close of each Offering Period. All fees associated with the purchase of shares will be paid by the Company.

                       ARTICLE VII - EXERCISE OF OPTION

7.01    Automatic Exercise

        Unless a participant gives written notice to the Company as hereinafter provided, his/her option for the purchase of shares with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the last day of the Offering Period applicable to such offering, for the purchase of the number of full or fractional shares of Common Stock which the accumulated payroll deductions in his/her account at that time will purchase at the applicable option price.

7.02    Withdrawal of Account

        By written notice to the Committee, at any time prior to the last day of the Offering Period, a participant may elect to withdraw all the accumulated payroll deductions in his/her account at such time.

7.03    Transferability of Option

        During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

7.04    Delivery of Stock

        As promptly as practicable after the last day of the applicable Offering Period, the Company shall arrange the delivery to or for the account of each participant (which may be a master account for all participants) as appropriate, a certificate representing the shares purchased upon exercise of his/her option; provided, however, that the Committee may instead determine to hold such shares in an account for each such participant until the participant either ceases participation in the Plan or requests delivery of such shares. There is a one year minimum holding requirement on all shares purchased through this plan. Participants will be responsible for all fees associated with a request for the delivery of a share certificate.

                           ARTICLE VIII - WITHDRAWAL

8.01    In General

        As indicated in Section 7.02, a participant may withdraw payroll deductions credited to his/her account under the Plan at any time by giving written notice to the Committee. All of the participant's payroll deductions credited to his/her account will be paid to him/her in the next pay following the receipt of his/her notice of withdrawal, and no further payroll deductions will be made from his/her pay during such Offering Period.

8.02    Effect on Subsequent Participation

        A participant's withdrawal from any Offering Period will not have any effect upon his/her eligibility to participate in any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

8.03    Termination of Employment

        Upon termination of the participant's employment for any reason, he/she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period, but not yet used to exercise the option, will be returned to such participant or, in the case of his/her death, to the person(s) entitled thereof under
Section 12.01, and such participant's option will be automatically terminated.

                      ARTICLE IX - INTEREST AND DIVIDENDS


9.01    Payment of Interest

        No interest shall accrue or be payable with respect to any of the payroll deductions of a participant in the Plan.

9.02    Stock Dividends

        Stock dividends will automatically be used to purchase additional shares for all participants. The participant may, however, make a written request to the Committee to receive a cash distribution of dividend payments. All requests must be received 60 days before any scheduled dividend.


                      ARTICLE X - SHARES OF COMMON STOCK


10.01   Maximum Shares

        The maximum number of shares of Common Stock which may be issued under the Plan is 500,000.

10.02   Participant's Interest in Option Stock

        No participant will have an interest or voting right in shares of Common Stock covered by his/her option until such option has been exercised.

10.03   Registration of Stock

        Shares to be issued to a participant under the Plan will be registered in the record or beneficial name of the participant or in the record or beneficial name of the participant and his/her spouse, and the participant will be immediately entitled to all rights of ownership including voting rights and the right to receive dividends.

10.04   Sale of Stock

        The participant is responsible for all costs associated with the sale of stock from the participant's account. Participants are also responsible for any fees charged by the plan administrator for issuing stock certificates

                          ARTICLE XI - ADMINISTRATION


11.01   Authority of Committee

        This plan shall be administered by the Employee Pension Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

11.02   Rule 16b-3 Limitations

        Notwithstanding the provisions of Section 11.01, in the event that Rule 16b-3, as promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision, provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any committee or person that is not "disinterested" as that term is used in Rule 16b-3.

11.03   Reports

        Individual accounts will be maintained for each participant in the Plan. Statements of Account will be given to participating Employees at least annually, within such time as the Committee may reasonably determine, which Statements of Account will set forth the amounts of payroll deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.


                          ARTICLE XII - MISCELLANEOUS


12.01   Designation of Beneficiary

        A participant may file a written designation of a beneficiary who is to receive any shares and/or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the Human Resources Department. Upon the death of a participant and upon receipt by the Human Resources Department of proof of identity and existence at the participant's death of a beneficiary validly designated by him/her under the Plan, the Human Resources Department shall deliver such shares and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Plan personally shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Recordkeeper), the Recordkeeper, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant or, if such spouse, dependent or relative is not known to the Human Resources Department, then to such other person as the Human Resources Department may designate. No beneficiary shall, prior to the death of the participant by whom he/she has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

12.02   Transferability

        Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the law of descent and distribution or as provided in Section 12.01 hereof. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.02.

12.03   Adjustment Upon Changes in Capitalization

        (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number and/or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under the outstanding options and on the option exercise price or prices applicable to such outstanding options. No adjustments shall be made for stock dividends. For the purposes of this Paragraph, any distribution of shares to shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

        (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the last day of the current Offering Period upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

12.05   Amendment and Termination

        The Board shall have complete power and authority to terminate or to amend the Plan at any time; provided, however, that the Board shall not, without the approval of the stockholders of the Company, amend the requirements as to the class of Employees eligible to purchase shares under the Plan.

12.06   Effective Date

        The Plan shall become effective as of October 1, 1995, subject to approval by the holder of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before September 30, 1996. The Plan must also be approved by the Pennsylvania Public Utility Commission and the Kentucky Public Service Commission. If the Plan is not so approved, the Plan shall not become effective.

12.07   No Employment Rights

        The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise notify, an employee's employment at any time.

12.08   Effect of Plan

        The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitations, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative or creditors of such employee.

12.09   Governing Law

        The law of the State of Pennsylvania will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                                        Ticket Request

            If you plan to attend the Annual Meeting of Shareholders on May 23, 1996, this form may be used to request an admission card. Please fill in your name(s) and address and return the form promptly. The envelope provided for return of your proxy card should also be used to return this form. An admission card will be sent to you approximately two weeks prior to the meeting.

            I/we plan to attend the meeting.

            Name
                 --------------------------------------------------------------

            Address
                    -----------------------------------------------------------

            City, State                                Zip Code
                        ------------------------------          ---------------

The Board of Directors recommends a vote FOR Item 1, Item 2 and Item 3 and AGAINST Item 4. Mark only ONE box for each item listed below.

1.  Election of Directors                         2.  Ratify Appointment
           Nominees:                                   of Auditors
     Paul Christiano    Phyllis A. Savill
     James E. Rohr      David S. Shapira

             FOR        WITHHELD                   FOR   AGAINST  ABSTAIN
             [ ]           [ ]                     [ ]     [ ]      [ ]

WITHHELD FOR:  (Write that nominee's name in the space provided below)

- ----------------------------------------------------------------------

3.  Approve the Employee Stock
    Purchase Plan

             FOR   AGAINST    ABSTAIN
             [ ]    [ ]         [ ]

                        The Board of Directors recommends a vote AGAINST Item 4.

4.  Shareholder  Proposal
    re: CERES Principles

    FOR  AGAINST  ABSTAIN
    [ ]    [ ]      [ ]


Signature(s)                                 Date                         , 1996
             -------------------------------      ------------------------

NOTE:   Please sign as name appears hereon.  Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------
                            FOLD AND DETACH HERE



[LOGO OF EQUITABLE RESOURCES, INC.]                                April 9, 1996


Dear Shareholder:

        The 1996 Annual Meeting of Shareholders of Equitable Resources, Inc.

will be held Thursday, May 23, 1996, at 10 a.m., at the Sheraton Grand Hotel,

4860 West Kennedy Boulevard, Tampa, Florida. I cordially invite you to attend.

Whether or not you plan to attend the meeting, your vote is important to us.

Please detach the proxy card above, complete it and return it in the envelope provided.


                                         Sincerely,

                                         /s/ Frederick H. Abrew

                                         Frederick H. Abrew
                                         President and Chief Executive Officer

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Frederick H. Abrew, Augustine A. Mazzei, Jr., and Audrey C. Moeller are, and each of them is, hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 23, 1996, at 10 a.m., in the Sheraton Grand Hotel, 4860 West Kennedy Boulevard, Tampa, Florida, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of directors, FOR Item 2 and Item 3, AGAINST Item 4 and will vote in their discretion on such other matters that may properly come before the meeting.

A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for the substitution if any nominee becomes unavailable for election for any reason.

This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Item 2 and Item 3, and AGAINST Item 4.

  Please Sign and Date on the Reverse Side and Return the Proxy Card Promptly
                         Using the Enclosed Envelope.